Exhibit 99.1

CSB BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER 2009
Third Quarter and Year to Date Highlights

	Quarter Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Diluted earnings per share	$0.31	$0.90
Net Income	$858,000	$2,460,000
Return on average common equity	7.49%	7.33%
Return on average assets	0.80%	0.78%
Millersburg, Ohio — October 20, 2009 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced third quarter 2009 net income of $858 thousand, or $.31 per basic and diluted share, as compared to $890 thousand, or $.37 per basic and diluted share for the same period in 2008.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 7.49% and 0.80%, respectively, compared with 9.46% and 1.02% for the third quarter of 2008.
“Loan demand and economic activity remain soft in our market,” commented Eddie Steiner, CSB President and CEO. “The recessionary climate and high unemployment levels continue to exert pressure on credit quality and we are reserving for future loan losses that may exceed our historical norm. Our balance sheet remains strong, and while net income is 11% behind last year at this time, revenue is up 13.5% on a year to date basis. We also continued our company’s expansion this quarter by opening a second banking center in the Orrville market at the end of September.”
Total revenue amounted to $4.8 million during the quarter, compared with $4.1 million in the third quarter of 2008, an increase of 15.5%. Net interest income of $3.9 million increased $425 thousand or 12.3% over the same quarter of the prior year, and $33 thousand or 0.8% on a linked quarter basis.
Other income of $870 thousand reflects an increase of $196 thousand from the same quarter in the prior year. Gains on sales of secondary market mortgages account for $163 thousand of the difference, with the balance of the increase primarily related to an increase of $34 thousand in trust and brokerage revenues.

Non-interest expense totaled $3.2 million during the quarter, an increase of $526 thousand or 19.8% from third quarter 2008. The majority of the increased non-interest expense reflects the larger scale of the Company’s operations following the Indian Village acquisition during fourth quarter 2008. Higher FDIC insurance premiums assessed on all member financial institutions also accounted for $85 thousand of the quarterly difference. The third quarter ratio of operating expenses to revenue increased to 66.1% as compared to 64.2% in the same quarter of 2008. Absent the higher FDIC premiums, the ratio would have amounted to 64.3%.
Federal income tax expense was $396 thousand for third quarter 2009, reflecting an effective tax rate of 31.6%, compared to $454 thousand for the same quarter in 2008, or 33.8%. The decrease in the effective tax rate was primarily the result of a higher proportion of tax-exempt securities in the Company’s investment portfolio.
Average asset balances during third quarter 2009 totaled $425 million, an increase of $80 million or 23.1% over third quarter 2008. Gross loan balances of $315 million at September 30, 2009 decreased $3.2 million or 1.0% during the quarter. Average commercial loan balances, including commercial real estate, increased $830 thousand or 0.4%, while average balances for residential mortgage and home equity loans declined $3.5 million or 2.8% during the quarter, and installment and other consumer average loan balances decreased $619 thousand, or 6.9%. Much of the decline in home mortgage loan balances was attributable to consumer refinancing from existing in-house mortgages to the secondary mortgage market given favorable prevailing secondary market rates.
As of September 30, 2009, nonperforming assets totaled $4.5 million or 1.44% of period-end loans plus other real estate, compared with $4.1 million or 1.29% at June 30, 2009. The Company had a net recovery of charged-off loans during the quarter totaling $6 thousand. Year to date net charge-offs stand at $625 thousand, which equates to an annualized rate of 0.26% of average total loans.
The Company’s allowance for loan losses at September 30, 2009 was 1.17% of period end loans and the Company funded $293 thousand in loan loss provision during the quarter. The ratio of allowance for loan losses to nonperforming loans stood at 82% at quarter-end. Steiner remarked, “While our charge-off activity slowed during third quarter, nonperforming loan balances and total delinquencies both exhibited some growth. Consequently, we increased our provision for loan losses and continue to actively work with those credit relationships that are struggling to remain current.”
Average deposit balances declined $4.3 million, or 1.4% during the quarter to $301 million. Within the deposit category, average balances for non interest-bearing accounts increased $436 thousand or 1.0%, while interest bearing checking, money market and savings average balances decreased $1.3 million or 1.3% during the quarter and average time deposit balances declined $3.4 million, or 2.1%. Most of the decline in time deposit balances occurred with maturities of brokered CD’s acquired as part of last year’s Indian Village transaction, as the company’s present funding strategy does not rely on such products.

Short-term and other borrowings amounted to $76.9 million as of September 30, an increase of $1.7 million or 2.3% from June 30, with the increase attributable to repurchase agreement balances maintained with customers of the company.
Shareholders’ equity totaled $45.6 million on September 30, 2009 with 2.7 million common shares outstanding and a tangible equity to assets ratio of 10.26% at quarter-end.
The Company declared a common dividend of $.18 per share during the quarter. Steiner concluded by saying, “CSB has continued its attractive quarterly dividend level throughout the past two and a half years while maintaining its strong balance sheet and core revenue generation. The company remains well positioned to meet the banking needs in our markets with strength and stability.”
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $427 million as of September 30, 2009. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2009	2009	2009	2008	2008	2009	2008
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months

Net interest income FTE (a)	$3,920	$3,884	$3,940	$3,812	$3,473	$11,744	$10,197
Provision for loan losses	293	394	241	71	107	928	262
Other income	870	780	796	724	674	2,446	2,309
Other expenses	3,188	3,210	3,129	3,303	2,663	9,527	8,008
FTE adjustment (a)	56	52	46	39	34	154	92
Net income	858	706	896	767	890	2,460	2,770
Diluted EPS	0.31	0.26	0.33	0.29	0.37	0.90	1.14

PERFORMANCE RATIOS
Return on average assets (ROA)	0.80%	0.67%	0.86%	0.76%	1.02%	0.78%	1.08%
Return on average common equity (ROE)	7.49%	6.32%	8.20%	7.40%	9.46%	7.33%	9.91%
Net interest margin FTE (a)	3.84%	3.88%	3.99%	3.98%	4.19%	3.90%	4.15%
Efficiency ratio	66.10%	68.80%	67.73%	72.56%	64.19%	67.53%	63.85%
Number of full-time equivalent employees	146	141	139	144	124

MARKET DATA
Book value/common share	$16.67	$16.34	$16.23	$15.89	$15.49
Period-end common share mkt value	15.20	16.00	14.00	15.00	15.25
Market as a % of book	91.18%	97.92%	86.26%	94.40%	98.45%
PE ratio	12.77	12.80	10.37	10.49	10.23
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.54	$0.54
Common stock dividend payout ratio	58.06%	69.23%	54.55%	62.07%	48.65%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,629,394	2,422,014	2,734,799	2,433,094
Average diluted common shares	2,734,799	2,734,799	2,734,799	2,629,394	2,422,014	2,734,799	2,433,094
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,421,983
Common shares repurchased	0	0	0	0	67	0	25,641
Common stock market capitalization	$41,569	$43,757	$38,287	$41,022	$36,935

ASSET QUALITY
Gross charge-offs	$82	$431	$290	$47	$52	$803	$107
Net charge-offs (recoveries)	(6)	398	233	(84)	44	625	67
Allowance for loan losses	3,697	3,398	3,402	3,394	2,781
Nonperforming assets (NPAs)	4,545	4,123	4,182	2,722	577
Net charge-off/average loans ratio	(0.01)%	0.50%	0.30%	(0.11)%	0.07%	0.26%	0.04%
Allowance for loan losses/period-end loans	1.17	1.07	1.07	1.07	1.08
NPAs/loans and other real estate	1.44	1.29	1.31	0.86	0.23
Allowance for loan losses/nonperforming loans	82.05	83.47	82.51	124.69	481.98

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.26%	10.16%	10.09%	9.82%	10.91%
Average equity to assets	10.68	10.56	10.50	10.71	10.84
Average equity to loans	14.38	14.06	13.91	13.74	14.74
Average loans to deposits	105.15	104.76	105.76	102.72	102.86

AVERAGE BALANCES
Assets	$425,439	$423,767	$421,694	$400,873	$345,481	$423,601	$343,205
Earning assets	404,629	401,966	400,356	381,011	330,219	402,465	327,881
Loans	316,149	319,421	318,325	293,714	254,104	317,957	252,597
Deposits	300,652	304,910	300,993	285,926	247,040	302,183	247,928
Shareholders’ equity	45,449	44,918	44,294	41,251	37,446	44,862	37,320

ENDING BALANCES
Assets	$427,391	$422,416	$422,390	$424,657	$343,743
Earning assets	406,054	401,558	402,011	402,225	328,812
Loans	314,717	317,880	319,425	316,290	256,343
Deposits	302,898	300,513	304,591	305,453	245,953
Shareholders’ equity	45,580	44,678	44,392	43,468	37,512

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,
	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks	$8,681,607	$8,592,417
Interest-earning deposits in other banks	13,258,887	30,835
Federal funds sold	0	1,800,000

Total cash and cash equivalents	21,940,494	10,423,252
Securities
Available-for-sale, at fair-value	72,614,370	67,417,273
Restricted stock, at cost	5,463,100	3,220,800

Total securities	78,077,470	70,638,073
Loans held for sale	100,000	0
Loans	314,717,245	256,343,002
Less allowance for loan losses	3,696,698	2,780,578

Net loans	311,020,547	253,562,424

Goodwill and core deposit intangible	1,908,399	0
Bank owned life insurance	2,827,263	0
Premises and equipment, net	8,545,999	7,073,444
Accrued interest receivable and other assets	2,970,391	2,045,872

TOTAL ASSETS	$427,390,563	$343,743,065

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$46,366,578	$44,217,085
Interest-bearing	256,531,562	201,735,720

Total deposits	302,898,140	245,952,805

Short-term borrowings	27,056,769	24,756,834
Other borrowings	49,857,842	33,681,998
Accrued interest payable and other liabilities	1,997,905	1,839,484

Total liabilities	381,810,656	306,231,121

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2009 and 2,667,786 in 2008	18,628,767	16,673,667
Additional paid-in capital	9,992,329	6,463,569
Retained earnings	20,707,496	19,449,252
Treasury stock at cost - 245,803 shares in 2009 and 2008	(5,014,541)	(5,014,541)
Accumulated other comprehensive income (loss)	1,265,856	(60,003)

Total shareholders’ equity	45,579,907	37,511,944

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$427,390,563	$343,743,065

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans, including fees	$4,565,910	$4,073,175	$13,768,953	$12,503,136
Taxable securities	776,163	800,062	2,461,570	2,377,551
Nontaxable securities	84,281	60,088	232,203	159,510
Other	7,978	32,992	16,835	102,863

Total interest and dividend income	5,434,332	4,966,317	16,479,561	15,143,060
Interest expense:
Deposits	1,055,241	1,068,797	3,353,042	3,662,709
Other	514,514	457,693	1,536,315	1,374,994

Total interest expense	1,569,755	1,526,490	4,889,357	5,037,703

Net interest income	3,864,577	3,439,827	11,590,204	10,105,357
Provision for loan losses	292,952	107,031	928,092	261,740

Net interest income after provision for loan losses	3,571,625	3,332,796	10,662,112	9,843,617

Non-interest income
Service charges on deposits accounts	313,269	326,006	930,779	952,414
Trust services	172,554	138,128	406,930	489,360
Securities gains (losses)	(33,613)	(35,000)	81,890	(35,000)
Gain on sale of loans	172,466	9,475	356,925	281,309
Other	245,435	235,003	669,841	620,961

Total non-interest income	870,111	673,612	2,446,365	2,309,044
Non-interest expenses
Salaries and employee benefits	1,747,309	1,532,758	5,151,886	4,596,823
Occupancy expense	265,563	183,735	739,725	566,531
Equipment expense	131,478	122,541	403,175	367,312
Franchise tax expense	135,000	108,560	371,370	323,370
Professional and director fees	157,137	95,454	485,453	375,353
FDIC deposit insurance	105,100	20,000	496,300	34,585
Amortization of intangible assets	16,227	0	48,772	0
Other expenses	629,899	598,796	1,830,180	1,743,601

Total non-interest expenses	3,187,713	2,661,844	9,526,861	8,007,575

Income before income tax	1,254,023	1,344,564	3,581,616	4,145,086

Federal income tax provision	395,700	454,000	1,121,300	1,375,000

Net income	$858,323	$890,564	$2,460,316	$2,770,086

Net income per share
Basic	$0.31	$0.37	0.90	$1.14

Diluted	$0.31	$0.37	0.90	$1.14
Note: Certain prior year balances have been reclassified to conform to the current year presentation.